Exhibit 107.1

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Reverence Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Other	Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-third of one redeemable warrant(2)	Rule 457(a) and/or (o)	34,500,000 units	$10.00	$345,000,000	0.0000927	$31,981.50
N/A	Equity	Class A ordinary shares included as part of the units(3)	Rule 457(g)	34,000,000 shares	—	—	—	—(4)
N/A	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	11,500,000 warrants	—	—	—	—(4)
		Total Offering Amounts				$345,000,000		$31,981.50
		Total Fees Previously Paid						$31,981.50(5)
		Net Fee Due						$0

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 4,500,000 units, consisting of 4,500,000 Class A ordinary shares and 1,500,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to purchase additional units, if any.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share subdivisions, share dividends, or similar transactions.

(4)	No fee pursuant to Rule 457(g).

(5)	Previously paid.